Exhibit 10.1

May 18, 2022

To: Relland Winand

Re: Stay Bonus

Dear Relland,

You have given Innovative Solutions and Support, Inc. (“IS&S”) notice of your intention to terminate your employment. IS&S and you have agreed that your employment will continue until IS&S hires a new CFO, and you transition your responsibilities to him/her, or until December 30, 2022, whichever occurs first (“Retirement Date”).

In recognition of your willingness to continue your employment until your Retirement Date, IS&S will pay you a cash lump sum in the amount of $100,000 (“Stay Bonus”) as soon as practicable following your Retirement Date. The Stay Bonus will be subject to all applicable federal, state and local withholding obligations and taxes. Additionally, IS&S will provide you company-paid medical coverage for an additional month following your Retirement Date, (i.e., if you retire in August, IS&S will pay your medical coverage through the end of September).

In the event your employment is terminated for any reason prior to your Retirement Date, no Stay Bonus will be paid to you.

This letter agreement is not a contract of employment and does not alter your “at-will” employment status. This letter agreement constitutes the entire agreement between you and IS&S with respect to the subject matter described herein and supersedes all prior agreements, understandings and arrangements, both oral and written, between you and IS&S with respect to such subject matter.

This letter agreement shall be governed, interpreted and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to its rules governing conflicts of laws.

If the preceding is acceptable to you, please acknowledge and agree by signing where indicated below and returning this letter agreement to me.

We appreciate you agreeing to continue your employment while we search for your replacement and your assistance in transitioning your responsibilities and duties.

720 Pennsylvania Drive Exton, PA 19341

Should you have any questions please let me know.

Regards,

/s/ Shahram Askarpour
Shahram Askarpour
CEO

ACKNOWLEDGED AND AGREED:

/s/ Relland Winand
Relland Winand

Date: May 18, 2022

720 Pennsylvania Drive Exton, PA 19341